Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS


Corridor Communications Corp. (Formerly Amnis Systems Inc.)
Mesa, Arizona

As independent certified public accountants of Corridor Communications Corp. (Formerly Amnis Systems Inc.), we hereby consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 25, 2004 relating to the financial statements of Corridor Communications Corp. (Formerly Amnis Systems Inc.) for the years ending December 31, 2003 and 2002, and the use of our report dated April 14, 2004 relating to the financial statements of Corridor Communications Corporation (a development stage company) for the period from inception (September 16, 2003) to December 31, 2003, to be included in a Form SB-2 registration statement to be filed with the Securities and Exchange Commission on approximately September 27, 2004.


/s/Stonefield Josephson, Inc.


STONEFIELD JOSEPHSON, INC.
Certified Public Accountants
Santa Monica, California
September 27, 2004